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                                                                    Exhibit 99.1

FIRST UNION REAL ESTATE INVESTMENTS

AT THE COMPANY                                           IN CLEVELAND, OHIO
Thomas T. Kmiecik                                        Peter H. Bryan
Senior Vice President /Treasurer                         Edward Howard & Co.
(216) 781-4030                             (216) 781-2400

FOR IMMEDIATE RELEASE

                  FIRST UNION REAL ESTATE INVESTMENTS ANNOUNCES
                 COMPLETION OF $312 MILLION MARATHON ACQUISITION

CLEVELAND, OHIO, OCTOBER 1, 1996 -- FIRST UNION REAL ESTATE INVESTMENTS (NYSE:FUR), today announced the completion of the $312 million acquisition of Marathon US Realties' portfolio of nine shopping malls located in the southwestern United States. As a result of this acquisition, one of the largest real estate transactions by a REIT this year, First Union now has assets under management exceeding $800 million and becomes one of the leading REIT specialists in repositioning retail and apartment properties to maximize intrinsic value.

The properties were acquired in a joint venture with affiliates of GMAC Commercial Mortgage Corporation (GMAC-CM) and Cargill Financial Services Corporation. First Union's investment totaled $30 million, financed through a combination of internally generated funds and its recently expanded $96 million credit facility. The investment in the joint venture will not be consolidated on First Union's balance sheet, but will be shown as an equity investment in a joint venture. Under the terms of the agreement, all properties will be managed by First Union's affiliated management company, First Union Management, Inc. Additionally, First Union has the right to acquire the interests of the other partners after the first 6 months. This acquisition brings First Union's retail portfolio of managed properties to over 13 million square feet.

James C. Mastandrea, Chairman and Chief Executive Officer of First Union Real Estate Investments, said, "We are well under way in the execution of our five year strategic plan, which began on January 1, 1994, to bring new life to First Union. One key element of this plan is the strengthening our existing portfolio. We have already upgraded and repositioned many of our properties, the benefit of which is being reflected in our improving occupancies, revenues and property net operating income. Another key element of our plan is growing our asset base to exceed $1 billion by the year 2000. The Marathon acquisition represents a major step toward this goal. Moreover, this acquisition is accretive to earnings, and we estimate that First Union's share of profits from the joint venture's operations will result in $0.08 to $0.10 per share in additional funds from operations in the next 12 months."

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The acquisition was available as a result of the previously announced decision of Marathon's parent, Canadian Pacific, to divest its U.S. retail real estate holdings. It consists of 6 million square feet of space with an overall occupancy of 92% and average in-line store sales of approximately $250 per square foot. Anchor tenants include Dillard's, JC Penney, Sears, Wal-Mart, Mervyn's, McRaes and Foley's. The malls are located in mid-size markets in Santa Fe and Las Cruces, New Mexico; Killeen, Temple and Lake Jackson, Texas; Shawnee, Oklahoma; Alexandria and Monroe, Louisiana; and Little, Arkansas. Each property dominates its respective market.

First Union Real Estate Investments (NYSE:FUR) is an equity real estate investment trust (REIT) specializing in repositioning real estate to extract intrinsic value, primarily in retail and apartment properties in specific market concentrations.

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